PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED FEBRUARY 8, 2000                  REGISTRATION NO. 333-93285

                                  $260,000,000

                        LATTICE SEMICONDUCTOR CORPORATION
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4 3/4% convertible subordinated notes due 2006 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated February 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                    PRINCIPAL                               NUMBER OF
                                                 AMOUNT OF NOTES                            SHARES OF
                                                  BENEFICIALLY        PERCENTAGE OF       COMMON STOCK       PERCENTAGE OF
                                                   OWNED THAT             NOTES            THAT MAY BE       COMMON STOCK
NAME                                               MAY BE SOLD         OUTSTANDING         SOLD  (1)**       OUTSTANDING (2)
---------                                      --------------------  ---------------   ------------------  -----------------
Van Kampen Harbor Fund                             $2,000,000               *                96,525                *
Putnam Convertible Income-Growth Trust             $1,407,000               *                67,905                *
Morgan Stanley & Co.                               $1,193,000               *                57,577                *

----------------------------
 (1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $20.720 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 95,852,224** shares of common stock outstanding as of October 2, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

*Less than 1%
**As adjusted for the 2 for 1 split in the form of a stock dividend of our common stock on October 11, 2000.

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         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is December 18, 2000